Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of M-tron Industries, Inc. of our report dated April 11, 2022 relating to the combined financial statements of the Mtron business of the LGL Group, Inc., appearing in the Form 10 of M-tron Industries, Inc.

/s/ RSM US LLP

Orlando, Florida

November 15, 2022